UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2007

NEKTAR THERAPEUTICS

(Exact name of Registrant as specified in its charter)

Delaware	0-24006	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Industrial Road

San Carlos, California 94070

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On January 5, 2007, the Company entered into a letter agreement with Howard W. Robin (the “Letter Agreement”). Under the terms of the Letter Agreement, Mr. Robin will be the Company’s new President and Chief Executive Officer effective January 15, 2007 (the “Start Date”), and will also be considered for appointment to the Company’s Board of Directors (the “Board”) at the next meeting of the Board.

Mr. Robin, age 53, served as Chief Executive Officer, President and Director of Sirna Therapeutics, Inc. from July 2001 to January 2007. From January 2001 to June 2001, Mr. Robin was Chief Operating Officer, President and Director of Sirna Therapeutics. From 1991 to 2001, Mr. Robin was Corporate Vice President and General Manager at Berlex Laboratories, Inc., a specialty pharmaceutical company and a subsidiary of Schering, AG. From 1987 to 1991 Mr. Robin served as Berlex’s Vice President of Finance and Business Development and Chief Financial Officer. From 1984 to 1987, Mr. Robin was Director of Business Planning and Development at Berlex. Prior to his career with Berlex, he was a Senior Associate with Arthur Andersen & Co., a management consulting company. Since February 2006, Mr. Robin has served as a member of the Board of Directors of Acologix, a private healthcare company. Mr. Robin received his Bachelor of Science in Accounting and Finance from Farleigh Dickinson University in 1974.

Under the terms of the Letter Agreement, Mr. Robin will receive an annual base salary of $680,000 and an annual performance bonus target of at least 59% of his base annual salary (“Performance Bonus Target”), or $400,000 for 2007. The actual amount of Mr. Robin’s annual performance bonus will range from 0% to 150% of the Performance Bonus Target based on the Board’s assessment of his achievement of a combination of corporate and personal objectives. Subject to approval by the Board, Mr. Robin will be granted a stock option to purchase 600,000 shares of Company common stock (“Stock Option”) pursuant to the terms and conditions of the Company’s 2000 Equity Incentive Plan (the “2000 Plan”). The exercise price of the Stock Option will be set at the closing price of the Company’s common stock on the Nasdaq Global Market on the Start Date. The shares subject to the Stock Option will vest according to a 5-year vesting schedule with 20% of the shares subject to the Stock Option vesting on the one year anniversary of the Start Date and the remainder vesting monthly on a pro-rata basis over the remaining 4 years. At the Board’s discretion, Mr. Robin will be eligible to receive additional stock awards under the 2000 Plan or any successor plan. Mr. Robin is also eligible to participate in the Company’s standard executive benefits program including the change of control severance benefit plan, medical, dental and vision insurance, term life insurance, 401(k) plan, flexible health spending plan, and short & long-term disability upon the terms specified in those plans.

In the event Mr. Robin’s employment is terminated by the Company without cause or by him for good reason, the Company will enter into a severance arrangement with Mr. Robin which will, at a minimum, include the following: (i) a mutual waiver and release, (ii) a cash severance payment equal to his total annual cash compensation target (including base salary and Performance Bonus Target), (iii) pro-rata vesting credit for his Stock Option if the date of termination occurs prior to the first anniversary of the Start Date, (iv) the exercise period for the vested and unexercised portion of all stock options held by him shall be 18 months following the termination date, and (v) the Company shall pay all applicable COBRA payments for him and his family until the first anniversary of the termination date.

In the event of Mr. Robin’s death or disability, 50% of the unvested shares subject to all stock options held by him shall immediately vest and the Company shall pay Mr. Robin or, if applicable, his estate, his target bonus prorated for the portion of the last year in which he was employed by the Company prior to his death or disability. In addition, Mr. Robin and his dependents shall be entitled to continued medical, dental and vision insurance at his or their own expense under Nektar’s insurance and benefit plans.

(e) Reference is made to Item 5.02(c) with respect to the description of the terms and conditions of the Letter Agreement, which descriptions are incorporated by reference into this Item 5.02(e) in their entirety.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Letter Agreement, dated January 5, 2007, by and between Nektar Therapeutics and Howard W. Robin

99.1	Press Release titled “Nektar Appoints Howard W. Robin President and CEO.”

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Nevan C. Elam
Nevan C. Elam Senior Vice President Corporate Operations and General Counsel

Date:	January 9, 2007

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Letter Agreement, dated January 5, 2007, by and between Nektar Therapeutics and Howard W. Robin

99.1	Press Release titled “Nektar Appoints Howard W. Robin President and CEO.”